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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CV THERAPEUTICS, INC.                                 FLEISHMAN-HILLARD
Dan Spiegelman                                        Carol Harrison
SVP & Chief Financial Officer                         (212) 453-2442
(650) 812-9509

Christopher Chai
Treasurer & Senior Director, Investor Relations
(650) 812-9560

CV THERAPEUTICS RECEIVES NOTICE OF ALLOWANCE FROM THE USPTO FOR THE USE OF PFOX INHIBITORS INCLUDING RANOLAZINE TO TREAT CHF

         PALO ALTO, CALIFORNIA, OCTOBER 30, 2001 - CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that it has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for a patent application entitled, "Partial Fatty Acid Oxidation Inhibitors in the Treatment of Congestive Heart Failure". Allowed claims include the use of all partial Fatty Acid Oxidation (pFOX) inhibitors, including ranolazine, for the treatment of congestive heart failure (CHF).

         "This further strengthens our ranolazine patent estate beyond just chronic angina to include the large CHF market," said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics, Inc.

         Ranolazine has not been approved for marketing by the Food and Drug Administration or other foreign agencies. Ranolazine is presently being investigated in clinical trials subject to a United States IND and applicable foreign authority submissions. CV Therapeutics has not yet submitted an NDA to the FDA or equivalent application to any other foreign regulatory authorities for ranolazine, and ranolazine has not yet been determined to be safe or effective in humans for its intended use

         CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT currently has four compounds in clinical trials. Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina. CVT-510, an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, an A2A adenosine receptor agonist, is being developed for the potential use as an adjunctive pharmacologic agent in cardiac perfusion imaging studies. Adentri(TM), an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure. For more information, please visit CV Therapeutics' website at http://www.cvt.com.

         Except for the historical information contained herein, the matters set forth in this press release, including statements as to the company's patent estate, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000. CVT disclaims any intent or obligation to update these forward-looking statements.